Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-159736

February 10, 2011

WELLS FARGO & COMPANY

$2,501,000,000 Notes Due 2016

Issuer:	Wells Fargo & Company

Title of Securities:	Notes Due 2016 (the “Notes”)

Note Type:	Senior unsecured

Denominations:	$1,000 and integral multiples of $1,000 in excess thereof

Form of Note:	SEC Registered

Trade Date:	February 10, 2011

Settlement Date (T+3):	February 15, 2011

Maturity Date:	June 15, 2016

Aggregate Principal Amount Offered:	$2,501,000,000

Price to Public:	100.6741% of the principal amount of the Notes, plus accrued interest from and including September 15, 2010, which equates to an offering price, inclusive of accrued interest and assuming delivery of and payment for the Notes on February 15, 2011, of $1,028.408 per $1,000 principal amount of Notes and $2,572,048,408 in the aggregate.

Interest Rate:	5.20% per annum from and including September 15, 2010 to but excluding February 15, 2011; thereafter 3.676% per annum

Amount of First Interest Payment:	Approximately $24.730 for each $1,000 principal amount of Notes

Interest Payment Dates:	March 15 and September 15, commencing March 15, 2011, and at maturity

Data Applicable to 3.676% Coupon:

Benchmark:	UST 2.000% due 1/31/2016

Benchmark Yield:	2.335%

Spread to Benchmark:	+120 basis points

Re-Offer Yield:	3.535%

Listing:	None

Selling Securityholders:	Credit Suisse Securities (USA) LLC Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-800-221-1037 (Credit Suisse Securities (USA) LLC), or 1-(866)-718-1649 (Morgan Stanley & Co. Incorporated).